                                   EXHIBIT 23

                               CONSENT OF COUNSEL

       The consent of Christopher W. Fox, Esq., Deputy General Counsel of Agway Inc. and General Counsel of Agway Financial Corporation, is included in his opinions, copies of which are filed as Exhibit 5. Mr. Fox is also a director of Agway Financial Corporation.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

       We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 30, 2000 relating to the financial statements and financial statement schedules, which appears in Agway Inc.'s Annual Report on Form 10-K for the year ended June 24, 2000. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP



Syracuse, New York
June 7, 2001